Exhibit 99.1

Release	Immediate
Date	June 28, 2006
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media:	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com

Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc., Sales Rise 14.6% in Fiscal 2006; Company Launches New Products to Drive Continued Growth

Webcast to be held Thursday, June 29, 2006, at 9:30 AM EDT

Herman Miller, Inc., today announced results for the fourth quarter and fiscal year ended June 3, 2006. Sales continued to grow in the fourth quarter, increasing 9.0% from the year-ago period and completing a 14.6% fiscal year increase. Gross margin expanded to 34.0% for the quarter, the highest level in five years. Net earnings for the quarter were $25.0 million, or $0.38 per share. The ending cash balance of $106.8 million reflects a strong $48.0 million in operating cash flows, of which $21.5 million was used for share repurchases during the quarter.

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Fiscal Year Ended
	6/03/06	5/28/05	Percent Change	6/03/06	5/28/05	Percent Change
Net Sales	$ 444.1	$ 407.5	9.0%	$1,737.2	$ 1,515.6	14.6%
Gross Margin	151.2	134.9	12.1%	574.8	489.8	17.4%
Operating Expenses	113.5	89.7	26.5%	416.6	366.9	13.5%
Restructuring Expenses	0.2	0.1	100.0%	0.5	1.0	(50.0%)
Operating Earnings	37.5	45.1	(16.9)%	157.7	121.9	29.4%
Net Earnings	25.0	21.6	15.7%	99.2	68.0	45.9%
Earnings per share - diluted	$ 0.38	$ 0.31	22.6%	$1.45	$ 0.96	51.0%
Orders	441.7	421.1	4.9%	1,765.7	1,534.7	15.1%
Backlog	238.2	228.6	4.2%	238.2	228.6	4.2%

-more-

Fourth Quarter 2006 Financial Results

Consolidated sales for the quarter were $444.1 million, up 9.0% from the same period a year ago. The prior year’s sales of $407.5 million included $11.4 million of sales from dealerships that are no longer owned or consolidated under FIN 46. Excluding the impact of the prior year sales from these dealerships, the growth in sales would be 12.1%. Orders in the quarter were $441.7 million, up 4.9% from the same period a year ago. The prior year’s orders of $421.1 million included $15.4 million of orders from dealerships that are no longer owned or consolidated under FIN 46. Excluding the impact of the prior year orders from these dealerships, the growth in orders would be 8.9%.

“This is now the tenth consecutive quarter that we’ve experienced year-over-year sales growth, and indications are that it is going to continue,” said Beth Nickels, Chief Financial Officer. “Our customer visits are up, our large project business is up, and we continue to be delighted by the performance of our international business. We’ve also just returned from an exciting NeoCon, our industry’s annual trade show, where attendance was up 15% over the prior year. While we share others’ concerns for the general economy, we feel that our strategic direction and new product introductions have us moving toward achieving our top-line goals.”

Gross margin as a percentage of sales improved to 34.0% as compared to 33.1% in the prior year. Higher fuel and raw material costs had an unfavorable impact on margins for the quarter, but they were more than offset through leverage of overhead gained from higher volume and the benefit of prior pricing actions.

Operating expenses for the quarter totaled $113.5 million, or 25.6% of sales, compared to $89.7 million, or 22.0% of sales, for the same period in fiscal 2005. The prior year operating expenses included a $13.0 million benefit from the reduction of previously established reserves associated with U.S. Government General Services Administration (“GSA”) contracts, and $4.0 million of costs associated with dealerships that are no longer owned or consolidated under FIN 46. The current quarter operating expenses include increases for research and development, marketing, and warranty costs. In addition, the higher volumes drove increases in variable selling costs and incentive compensation accruals.

Ms. Nickels added, “Going into this quarter we knew our spending would be higher to support the large number of new product introductions. At NeoCon 2006, we launched more new and innovative designs than at any other time in our company’s history. Our efforts were recognized with multiple awards, including two gold awards, a silver award, and the coveted Best of Competition award for My Studio Environments™. Based on early customer response to these new products, we’re energized about the impact they will have on our business.”

The effective tax rate was 27.9% for the quarter as compared to 49.1% for the same period last year. Increased investment in R&D, coupled with increased export business, generated $1.6 million of tax relief in the current quarter. The current quarter’s rate also benefited from one-time adjustments to accrued taxes. The prior year’s results reflect additional tax charges of $5.6 million primarily associated with the planned repatriation of cash under the American Jobs Creation Act.

Cash flow from operations for the quarter totaled $48.0 million compared to $36.6 million for the same period last year. Capital spending for the quarter was $16.2 million compared to $13.8 million for the same period last year. Debt repayments totaled $13.0 million for the quarter. The company also repurchased approximately 0.7 million shares of its stock for $21.5 million, at an average price of $30.96 per share, during the quarter. The company’s ending cash position was $106.8 million.

-more-

Fiscal 2006 Financial Results

For the year, consolidated net sales totaled $1.74 billion, up 14.6% from fiscal 2005. Orders increased 15.1% to $1.77 billion. The current year results include the impact of an additional week of operations over the prior year based on the company’s accounting calendar. In addition, the prior year’s results included $42.7 million of sales and $47.6 million of orders from dealerships that are no longer owned or consolidated under FIN 46.

Gross margins improved almost a full percentage point to 33.1% of sales, from 32.3% in fiscal 2005. The improvement was driven primarily through leverage of overhead gained from higher volume and the benefit of prior pricing actions. This was partially offset by significantly higher fuel costs.

Operating expenses as a percentage of sales declined from 24.2% in fiscal 2005 to 24.0% in fiscal 2006. The prior year included a $13 million benefit from a reduction in GSA reserves. Excluding this benefit, operating income as a percentage of sales expanded almost two full percentage points year-over-year. Net earnings increased 45.9% to $99.2 million, and diluted earnings per share increased over 51% to $1.45 in fiscal 2006.

Cash generated from operations was strong again in fiscal 2006 totaling $150.4 million, compared to $109.3 million in fiscal 2005. Included in the current and prior year’s cash from operations were contributions to the company’s employee pension funds of $24.7 million and $25.6 million, respectively. Capital spending for the year was $50.8 million compared to $34.9 million for fiscal 2005. During the year the company repurchased approximately 5.1 million shares of its stock for $155.1 million, at an average price of $30.27 per share.

Looking forward, the company expects strong sales growth to continue and estimates first quarter revenue to be in a range of $435 million to $455 million. The prior year first quarter revenue of $430.9 million included the impact of an additional week of sales based on the company’s accounting calendar. Excluding the impact of the extra week, the first quarter revenue estimates represent a 9% to 14% increase over the prior year. Earnings per share are estimated at $0.38 to $0.42.

Brian Walker, Chief Executive Officer, stated, “We’re now two years into our 2010 goal to double the business, and in each of the past two years we have been on track by delivering a double-digit growth rate in sales. Our intent, after adjusting for the extra week of sales, is to do that again in 2007 through the investments we have made in new products and new markets. Herman Miller employee-owners have worked intensely during the past year to accomplish these results. I’m personally grateful for everyone’s efforts, and confident that we are well positioned for further success.”

The company has announced a live webcast to discuss the results of fiscal 2006 fourth quarter on Thursday, June 29, 2006, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit our website at hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

-more-

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, the success of the transition to our new executive management team, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

Herman Miller helps create great places to work, heal, learn, and live by researching, designing, manufacturing, and distributing innovative interior solutions that support companies, organizations, and individuals all over the world. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated $1.74 billion in revenue during fiscal 2006. Herman Miller is widely recognized both for its innovative products and business practices. In fiscal 2004 Herman Miller was named recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2005 the company was again included in Business Ethics magazine’s “100 Best Corporate Citizens” and was cited by Fortune magazine as the “Most Admired” company in its industry. The company trades on the NASDAQ market under the symbol MLHR. For additional information visit www.HermanMiller.com.

-more-

Financial highlights for the quarter ended June 3, 2006 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	6/03/06%		5/28/05%
Net Sales	$444.1	100.0%	$407.5	100.0%
Cost of Goods Sold	292.9	66.0%	272.6	66.9%

Gross Margin	151.2	34.0%	134.9	33.1%
Operating Expenses	113.5	25.6%	89.7	22.0%
Restructuring Expenses	0.2	0.0%	0.1	0.0%

Operating Earnings	37.5	8.4%	45.1	11.1%
Other Expense, net	2.8	0.6%	2.7	0.7%

Earnings Before Taxes	34.7	7.8%	42.4	10.4%
Income Taxes	9.7	2.2%	20.8	5.1%

Net Earnings	$25.0	5.6%	$21.6	5.3%

Earnings Per Share - Basic	$0.38		$0.31
Weighted Average Basic Common Shares	66,118,228		69,787,651
Earnings Per Share - Diluted	$0.38		$0.31
Weighted Average Diluted Common Shares	66,747,141		70,577,212

-more-

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)

	Fiscal Year Ended
	6/03/06%		5/28/05%
	(Unaudited)
Net Sales	$1,737.2	100.0%	$1,515.6	100.0%
Cost of Goods Sold	1,162.4	66.9%	1,025.8	67.7%

Gross Margin	574.8	33.1%	489.8	32.3%
Operating Expenses	416.6	24.0%	366.9	24.2%
Restructuring Expense	0.5	0.0%	1.0	0.1%

Operating Earnings	157.7	9.1%	121.9	8.0%
Other Expense, net	10.1	0.6%	9.1	0.6%

Earnings Before Taxes	147.6	8.5%	112.8	7.4%
Income Taxes	47.7	2.7%	44.7	2.9%

Earnings Before Minority Interest	99.9	5.8%	68.1	4.5%
Minority Interest, Net of Income Taxes	0.7	0.0%	0.1	0.0%

Net Earnings	$99.2	5.7%	$68.0	4.5%

Earnings Per Share - Basic	$1.46		$0.97
Weighted Average Basic Common Shares	67,861,900		70,174,618
Earnings Per Share - Diluted	$1.45		$0.96
Weighted Average Diluted Common Shares	68,501,139		70,829,027

-more-

Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Fiscal Year Ended
	6/03/06 (Unaudited)	5/28/05
Net Earnings	$ 99.2	$ 68.0

Cash Flows provided by Operating Activities	150.4	109.3
Cash Flows used for Investing Activities	(47.6)	(40.1)
Cash Flows used for Financing Activities	(151.4)	(106.6)
Effect of Exchange Rates	1.0	2.6

Net Decrease in Cash	(47.6)	(34.8)
Cash, Beginning of Year	154.4	189.2

Cash, End of Period	$ 106.8	$ 154.4

-more-

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	Fiscal Year Ended
	6/03/06 (Unaudited)	5/28/05
Assets
Current assets
Cash and equivalents	$106.8	$154.4
Short-term investments	15.2	13.9
Accounts receivable (net)	173.2	169.8
Inventories (net)	47.1	47.4
Assets held for sale current	0.0	0.4
Prepaid expenses and other	47.9	50.6

Totals	390.2	436.5
Net property and equipment	203.3	195.4
Other assets	74.5	75.9

Total Assets	$668.0	$707.8

Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	6.5	7.9
Current long-term debt	3.0	13.0
Accounts payable	112.3	106.6
Accrued liabilities	177.6	159.7

Totals	299.4	287.2
Long-term debt	175.8	181.0
Other noncurrent liabilities	54.2	69.0

Total Liabilities	529.4	537.2
Minority interest	0.2	0.1
Shareholders' equity	138.4	170.5

Total Liabilities and Shareholders' Equity	$668.0	$707.8

-end-